Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made as of March 29, 2017, by and among Gregg Appliances, Inc. and its subsidiaries and parent (collectively, “Merchant” or a “Party”) and a contractual joint venture comprised of Tiger Capital Group, LLC and Great American Group, LLC (together, “Consultant” or a “Party” and together with Merchant, the “Parties”).

RECITALS

WHEREAS, Merchant operates retail stores and desires that the Consultant act as Merchant’s exclusive agent for the limited purposes of (a) selling all of the Merchandise (as hereinafter defined) from Merchant’s 132 retail store locations identified on Exhibit A attached hereto (each individually a “Store,” and collectively the “Stores”) by means of a “going out of business,” “store closing”, “sale on everything”, “everything must go”, or similar sale (as further described below, the “Sale”); and (b) disposing of the FF&E in the Stores and the distribution centers identified on Exhibit B attached hereto (collectively, the “Distribution Centers”). The Parties hereby agree that the list of Stores and Distribution Centers attached as Exhibit A and B may be modified from time to time by written amendment to this Agreement. Any store or distribution center deleted from Exhibit A or B shall no longer be deemed a "Store" or “Distribution Center,” as applicable for all purposes under this Agreement and the Parties shall mutually agree upon any modifications to the Sale Term, Fee, Expense Budget, and other pertinent provisions that may be necessary or appropriate in light of the deletion of a Store(s) or Distribution Center(s). To the extent that any Stores are removed from Exhibit A prior to the Sale Commencement Date, Merchant may request that the Sale only be conducted using a “store closing”, “sale on everything”, “everything must go”, or similar sale.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Consultant and Merchant hereby agrees as follows:

Section 1.    Appointment of Consultant

Effective as of the date hereof, Merchant hereby appoints the Consultant, and the Consultant hereby agrees to serve, as Merchant’s exclusive agent for the limited purpose of conducting the Sale in accordance with the terms and conditions of this Agreement. Subject to the above, Consultant shall be authorized to advertise the Sale as a “going out of business,” “store closing,” “sale on everything”, “everything must go”, or similar-themed sale in accordance with the Sale Guidelines attached hereto as Exhibit “1”.

Section 2.    Merchandise

For purposes, hereof, “Merchandise” shall mean all goods, saleable in the ordinary course, located in the Stores on the Sale Commencement Date (defined below) or delivered thereto after the Sale Commencement Date. "Merchandise" does not mean and shall not include: (1) goods that belong to sublessees, licensees or concessionaires of Merchant, as identified by Merchant prior to the Sale Commencement Date; (2) owned furnishings, trade fixtures, equipment and improvements to real property that are located in the Stores and Distribution Centers (collectively, "FF&E"); (3) damaged or defective merchandise that cannot be sold; (4) goods held by Merchant on memo, on consignment, or as bailee, including those goods identified in the file entitled “Consigned Inventory by Location -132 Stores + DCs.xlsx (the “Consigned Goods”); (5) special order merchandise as identified in the file entitled “Special Order by Location - 132 Stores + DCs.xlsx”, which goods shall be delivered to customers as provided for herein (“Special Order Merchandise”); (6) goods that were previously located and offered for sale in the eighty-eight retail store locations currently being closed by Merchant; (7) warranty, installation or delivery services (“Warranty/Install Services”; (1)-

(7), collectively without the FF&E, the “Non-Merchandise Goods”); or (7) gift cards (third party and Merchant branded).

Section 3.     Sale Term

The Sale shall commence on the first day after entry of the Approval Order, which is anticipated to be April 8, 2017 (the “Sale Commencement Date”) and conclude no later than May 31, 2017 (the “Sale Termination Date”); provided, however, that the Parties may mutually agree in writing to extend or terminate the Sale at any Store prior to the Sale Termination Date. The period between the Sale Commencement Date and the Sale Termination Date shall be referred to as the “Sale Term.” At the conclusion of the Sale for each Store, Consultant shall surrender the premises for such Store to Merchant in broom clean condition with any unsold FF&E abandoned in place at the Stores. At the conclusion of the Sale at each Store, Consultant shall photographically document the condition of each such Store.

Section 4.     Project Management

(A)    Consultant’s Undertakings

During the Sale Term, Consultant shall, in collaboration with Merchant, (a) provide qualified supervisors (the "Supervisors") engaged by Consultant to oversee the Sale and management of the Stores; (b) determine appropriate point-of-sale and external advertising for the Stores, approved in advance by Merchant; (c) determine appropriate discounts of Merchandise, staffing levels for the Stores, approved in advance by Merchant, and appropriate bonus and incentive programs, if any, for the Stores’ employees, approved in advance by Merchant; (d) oversee display of Merchandise for the Stores; (e) evaluate sales of Merchandise by category and sales reporting and monitor expenses; (f) maintain the confidentiality of all proprietary or non-public information regarding Merchant in accordance with the provisions of the confidentiality agreement signed by the Parties; (g) assist Merchant in connection with managing and controlling loss prevention and employee relations matters; (h) to the extent Stores are removed from Exhibit A as a result of a going concern transaction, assist Merchant and the prospective purchaser in developing a customer transition program to be implemented at the Stores in an effort to transition customers to the anticipated ongoing stores; and (i) provide such other related services deemed necessary or appropriate by Merchant and Consultant.

The Parties expressly acknowledge and agree that Merchant shall have no liability to the Supervisors for wages, benefits, severance pay, termination pay, vacation pay, pay in lieu of notice of termination or any other liability arising from Consultant’s hiring or engagement of the Supervisors, and the Supervisors shall not be considered employees of Merchant.

(B)	Merchant’s Undertakings

During the Sale Term, Merchant shall (a) be the employer of the Stores’ employees, other than the Supervisors; (b) pay all taxes, costs, expenses, accounts payable, and other liabilities relating to the Stores, the Stores’ employees and other representatives of Merchant; (c) prepare and process all tax forms and other documentation; (d) collect all sales taxes and pay them to the appropriate taxing authorities for the Stores; (e) use reasonable efforts to cause Merchant’s employees to cooperate with Consultant and the Supervisors; (f) execute all agreements determined by the Merchant to be necessary or desirable for the operation of the Stores during the Sale; (g) arrange for the ordinary maintenance of all point-of-sale equipment required for the Stores; and (h) use reasonable efforts to provide peaceful use and occupancy of, and reasonable access (including reasonable before and after hours access and normal utilities/phone service) to, the Stores and Merchant’s corporate offices for the purpose of preparing for, conducting, and completing the Sale and perform its obligations under this Agreement.

Merchant shall provide throughout the Sale Term central administrative services necessary for the Sale, including internal payroll processing, MIS services, cash and inventory reconciliation, data processing and reporting, email preparation and distribution, information technology updates, functionality, and maintenance, and accounting, all at no cost to Consultant.

The Parties expressly acknowledge and agree that Consultant shall have no liability to Merchant’s employees for wages, benefits, severance pay, termination pay, vacation pay, pay in lieu of notice of termination or any other liability arising from Merchant’s employment, hiring or retention of its employees, and such employees shall not be considered employees of Consultant.

Section 5.    The Sale

All sales of Merchandise shall be made on behalf of Merchant. Consultant does not have, nor shall it have, any right, title or interest in the Merchandise. Subject to the Approval Order (as defined below), all sales of Merchandise shall be by cash, gift card, gift certificate, merchandise credit, debit card, or credit card and, at Merchant’s discretion, by check or otherwise in accordance with Merchant’s policies, and shall be "final" with no returns accepted or allowed, unless otherwise directed by Merchant, provided that, Merchant’s private label credit card shall not be accepted.

Section 6.    Consultant Fee and Expenses in Connection with the Sale

a.Fees/Expenses

(i)Consultants Fee.

In consideration of its services hereunder, Merchant shall pay to Consultant, from Gross Proceeds, a fee (the "Consulting Fee") in an amount equal to one and one-quarter of one percent (1.25%) of Gross Proceeds for the sale of Merchandise and, subject to the Approval Order, Consigned Goods and Special Order Merchandise to the extent such goods are not picked up or delivered with fourteen (14) days of the Sale Commencement Date. “Gross Proceeds” shall mean the sum of the gross proceeds of all sales of Merchandise and Consigned Goods and Special Order Merchandise as provided in the Approval Order and herein (including, as a result of the redemption of any gift card, gift certificate or merchandise credit as provided for in the Approval Order) during the Sale Term, net only of sales taxes.

(ii)	Gross Rings

For purposes of calculating Gross Proceeds and the Consultant's Fee, the parties shall use the "Gross Rings" method, wherein Consultant and Merchant shall jointly keep (i) a strict count of gross register receipts less applicable sales taxes, and (ii) cash reports of sales within each Store. Register receipts shall show for each item sold the retail price (as reflected on Merchant's books and records) for such item, and the markdown or other discount granted in connection with such sale. All such records and reports shall be made available to Consultant and Merchant during regular business hours upon reasonable notice.

(iii)	Expenses

Merchant shall be responsible for all costs and expenses of the Sale, including all Store level operating expenses. To control expenses of the Sale, Merchant and Consultant have established a budget (the “Expense Budget”) of certain delineated expenses, including payment of the costs of supervision (including Supervisors’ wages, fees, travel, and deferred compensation), and advertising costs, which Consultant shall not exceed absent Merchant’s prior written consent. The Expense Budget for the Sale is attached hereto as Exhibit C. The Expense Budget may only be modified by mutual agreement of Consultant and Merchant and all expenses on the Expense Budget shall be pass through expenses to Merchant with no “lift” or profit for the Consultant.

(iv)	Reconciliation

All accounting matters (including, without limitation, all fees and expenses per the Expense Budget that are reimbursable or payable to Consultant) shall be reconciled on every Wednesday for the prior week and shall be paid within seven (7) days after each such weekly reconciliation. The Parties shall complete a final reconciliation and settlement of all amounts payable to Consultant and contemplated by this Agreement (including, without limitation, Expense Budget items, and fees earned hereunder) no later than forty-five (45) days following the Sale Termination Date for the last Store.

Section 7.    Indemnification

(i)	Merchant’s Indemnification

Merchant shall indemnify, defend, and hold Consultant and its consultants, members, managers, partners, officers, directors, employees, attorneys, advisors, principals, affiliates, and Supervisors (collectively, "Consultant Indemnified Parties") harmless from and against all liabilities, claims, demands, damages, costs and expenses (including reasonable attorneys' fees) arising from or related to: (a) the willful or grossly negligent acts or omissions of Merchant or the Merchant Indemnified Parties (as defined below); (b) the material breach of any provision of this Agreement by Merchant; (c) any liability or other claims, including, without limitation, product liability claims, asserted by customers, any Store employees (under a collective bargaining agreement or otherwise), or any other person (excluding Consultant Indemnified Parties) against Consultant or an Consultant Indemnified Party, except claims arising from Consultant’s negligence, willful misconduct or unlawful behavior; (d) any harassment, discrimination or violation of any laws or regulations or any other unlawful, tortuous or otherwise actionable treatment of Consultant’s Indemnified Parties or Merchant’s customers by Merchant or Merchant’s Indemnified Parties; and (e) Merchant’s failure to pay over to the appropriate taxing authority any taxes required to be paid by Merchant during the Sale Term in accordance with applicable law.

(ii)	Consultant’s Indemnification

Consultant shall indemnify, defend and hold Merchant and its consultants, members, managers, partners, officers, directors, employees, attorneys, advisors, principals, and affiliates (other than the Consultant or the Consultant Indemnified Parties) (collectively, "Merchant Indemnified Parties") harmless from and against all liabilities, claims, demands, damages, costs and expenses (including reasonable attorneys' fees) arising from or related to (a) the willful or grossly negligent acts or omissions of Consultant or the Consultant Indemnified Parties; (b) the breach of any provision of, or the failure to perform any obligation under, this Agreement by Consultant; (c) any liability or other claims made by Consultant’s Indemnified Parties or any other person (excluding Merchant Indemnified Parties) against a Merchant Indemnified Party arising out of or related to Consultant’s conduct of the Sale, except claims arising from Merchant’s negligence, willful misconduct, or unlawful behavior; (d) any harassment, discrimination or violation of any laws or regulations or any other unlawful, tortuous or otherwise actionable treatment of Merchant Indemnified Parties, or Merchant’s customers by Consultant or any of the Consultant Indemnified Parties and (e) any claims made by any party engaged by Consultant as an employee, agent, representative or independent contractor arising out of such engagement.

Section 8.    Insurance

(A)    Merchant’s Insurance Obligations

Merchant shall maintain throughout the Sale Term, liability insurance policies (including, without limitation, products liability (to the extent currently provided), comprehensive public liability insurance and auto liability insurance) covering injuries to persons and property in or in connection with the Stores, and shall cause Consultant to be named an additional insured with respect to all such policies. At Consultant’s request, Merchant shall provide Consultant with a certificate or certificates evidencing the insurance coverage required hereunder and that Consultant is an additional insured thereunder. In addition, Merchant shall maintain throughout the Sale Term, in such amounts as it currently has in effect, workers compensation insurance in compliance with all statutory requirements.

(B)    Consultant’s Insurance Obligations

As an expense of the Sale and set forth on the Expense Budget, Consultant shall maintain throughout the Sale Term, liability insurance policies (including, without limitation, products liability/completed operations, contractual liability, comprehensive public liability and auto liability insurance) on an occurrence basis in an amount of at least Two Million dollars ($2,000,000) and an aggregate basis of at least five million dollars ($5,000,000) covering injuries to persons and property in or in connection with Consultant's provision of services at the Stores. Consultant shall name Merchant as an additional insured and loss payee under such policy, and upon execution of this Agreement provide Merchant with a certificate or certificates evidencing the insurance coverage required hereunder. In addition, Consultant shall maintain throughout the Sale Term, workers compensation insurance compliance with all statutory requirements. Further, should Consultant employ or engage third parties to perform any of Consultant's undertakings with regard to this Agreement, Consultant will ensure that such third parties are covered by Consultant's insurance or maintain all of the same insurance as Consultant is required to maintain pursuant to this paragraph and name Merchant as an additional insured and loss payee under the policy for each such insurance.

Section 9.    Representations, Warranties, Covenants and Agreements

(A)     Merchant’s Representations, Warranties, Covenants and Agreements.

Merchant warrants, represents, covenants and agrees that (a) Merchant is a company duly organized, validly existing and in good standing under the laws of its state of organization, with full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and maintains its principal executive office at the address set forth herein, (b) the execution, delivery and performance of this Agreement has been duly authorized by all necessary actions of Merchant and this Agreement constitutes a valid and binding obligation of Merchant enforceable against Merchant in accordance with its terms and conditions, and the consent of no other entity or person is required for Merchant to fully perform all of its obligations herein, (c) all ticketing of Merchandise at the Stores has been and will be done in accordance with Merchant’s customary ticketing practices; (d) all normal course hard markdowns on the Merchandise have been, and will be, taken consistent with customary Merchant’s practices, and (e) other than as a result of the Chapter 11 Cases and the Merchant’s liquidity situation, the Stores will be operated in the ordinary course of business in all respects, other than those expressly agreed to by Merchant and Consultant.

(B)     Consultant’s Representations, Warranties, Covenants and Agreements.

Consultant warrants, represents, covenants and agrees that (a) Consultant is a company duly organized, validly existing and in good standing under the laws of its state of organization, with full power and authority to execute and deliver this Agreement and to perform the Consultant’s obligations hereunder, and maintains its principal executive office at the addresses set forth herein, (b) the execution, delivery and performance of this Agreement has been duly authorized by all necessary actions of Consultant and this Agreement constitutes a valid and binding obligation of Consultant enforceable against Consultant in accordance with its terms and conditions, and the consent of no other entity or person is required for Consultant to fully perform all of its obligations herein, (c) Consultant shall conduct the sale in accordance with the terms of this Agreement, the attached Sale Guidelines and the Approval Order, (d) no non-emergency repairs or maintenance in the Stores will be conducted without Merchant’s prior written consent, and (e) Consultant will not take any disciplinary action against any employee of Merchant.

Section 10.    Furniture, Fixtures and Equipment

Consultant shall sell the FF&E in the Stores from the Stores themselves and in the Distribution Centers. Merchant shall be responsible for all reasonable costs and expenses incurred by Consultant in connection with the sale of FF&E, which costs and expenses shall be incurred pursuant to a budget or budgets to be established from time to time by mutual agreement of the Parties. Consultant shall have the right to abandon at the Stores and Distribution Centers any unsold FF&E. Unless otherwise agreed to by Merchant, the sale of the FF&E in each Store and the Distribution Centers shall conclude at the same time as Merchandise sales conclude.

In consideration for providing the services set forth in this section 10, Consultant shall be entitled to a commission from the sale of the FF&E equal to twelve percent (12.0%) of the Gross FF&E Proceeds of the sale of the FF&E.

Consultant shall remit to Merchant all Gross Proceeds from the sale of FF&E. For purposes of this Agreement, “Gross FF&E Proceeds” means gross receipts from the sale of FF&E, net of applicable sales taxes. During each weekly reconciliation described in section 6 above, Consultant’s FF&E Fee shall be calculated, and Consultant’s calculated FF&E fee and all FF&E costs and expenses then incurred shall paid within seven (7) days after each such weekly reconciliation.

Merchant and Consultant shall have the option to provide Merchant with a guaranteed recovery on the FF&E in which case Merchant and Consultant shall mutually agree upon the guaranteed/purchase amount on account of the sale of the owned FF&E. Under a guaranteed recovery, Consultant shall be authorized to sell the owned FF&E and, subject to agreement with the Merchant, retain all proceeds (net of applicable sales taxes) from the sale of all owned FF&E for Consultant’s sole and exclusive benefit, and Consultant shall be responsible for the payment of all costs and expenses associated with the disposition of owned FF&E.

Section 11.     Additional Goods

Subject to the Approval Order and Merchant’s consent, Consultant shall have the right, at Consultant’s sole cost and expense, to supplement the Merchandise in the Sale at the Stores only with additional goods procured by Consultant which are of like kind, and no lesser quality to the Merchandise in the Sale (“Additional Goods”). The Additional Goods shall be purchased by Consultant as part of the Sale, and delivered to the Stores at Consultant’s sole expense (including as to labor, freight and insurance relative to shipping such Additional Goods to the Stores). Sales of Additional Goods shall be run through Merchant’s cash register systems; provided however, that Consultant shall mark the Additional Goods using either a “dummy” SKU or department number, or in such other manner so as to distinguish the sale of Additional Goods from the sale of Merchandise. Consultant and Merchant shall also cooperate so as to ensure that the Additional Goods are marked in such a way that a reasonable consumer could identify the Additional Goods as non-Merchant goods. Additionally, Consultant, at its own cost and expense, shall provide signage in the Stores notifying customers that the Additional Goods have been included in the Sale.

Consultant shall pay to Merchant an amount equal to five percent (5%) of the gross proceeds (excluding Sale Taxes) from the sale of the Additional Goods (the “Additional Goods Fee”) and Consultant shall retain all remaining amounts from the sale of the Additional Goods. Consultant shall pay Merchant its Additional Goods Fee in connection with each weekly sale reconciliation with respect to sales of Additional Goods sold by Consultant during each then prior week (or at such other mutually agreed upon time).

Consultant and Merchant intend that the transactions relating to the Additional Goods are, and shall be construed as, a true consignment from Consultant to Merchant in all respects and not a consignment for security purposes. Subject solely to Consultant’s obligations to pay to Merchant the Additional Goods Fee, at all times and for all purposes the Additional Goods and their proceeds shall be the exclusive property of Consultant, and no other person or entity shall have any claim against any of the Additional Goods or their proceeds. The Additional Goods shall at all times remain subject to the exclusive control of Consultant.

Merchant shall, at Consultant’s sole cost and expense, insure the Additional Goods and, if required, promptly file any proofs of loss with regard to same with Merchant’s insurers. Consultant shall be responsible for payment of any deductible under any such insurance in the event of any casualty affecting the Additional Goods.

Merchant acknowledges, and the Approval Order shall provide, that the Additional Goods shall be consigned to Merchant as a true consignment under Article 9 of the Code. Consultant is hereby granted a first priority security interest in and lien upon (i) the Additional Goods and (ii) subject to Consultant’s obligation to pay the Additional Goods Fee, the proceeds of the Additional Goods, which security interest and lien shall be deemed perfected pursuant to the Approval Order without the requirement of filing UCC financing statements or providing notifications to any prior secured parties (provided that Consultant is hereby authorized to deliver all required notices and file all necessary financing statements and amendments thereof under the applicable UCC identifying Consultant’s interest in the Additional Goods as consigned goods thereunder and the Merchant as the consignee therefor, and Consultant’s security interest in and lien upon such Additional Goods and identifiable proceeds of the Additional Goods).

Section 12.    Termination

The following shall constitute “Termination Events” hereunder:

(a)
Merchant’s or Consultant’s failure to perform any of their respective material obligations hereunder, which failure shall continue uncured seven (7) days after receipt of written notice thereof to the defaulting Party;

(b)	Any representation or warranty made by Merchant or Consultant is untrue in any material respect as of the date made or at any time and throughout the Sale Term; or

(c)	The Sale is terminated or materially interrupted or impaired for any reason other than an event of default by Consultant or Merchant.

If a Termination Event occurs, the non-defaulting Party (in the case of an event of default) or either Party (if the Sale is otherwise terminated or materially interrupted or impaired) may, in its discretion, elect to terminate this Agreement by providing seven (7) business days’ written notice thereof to the other Party and, in the case of an event of default, in addition to terminating this Agreement, pursue any and all rights and remedies and damages resulting from such default. If this Agreement is terminated, Merchant shall be obligated to pay Consultant all amounts due under this Agreement through and including the termination date.

Section 13.     Notices

All notices, certificates, approvals, and payments provided for herein shall be sent by electronic mail as follows: (a) To Merchant: Gregg Appliances, Inc., 4151 East 96th Street, Indianapolis, IN 46240, Attn: Candace Bankovich, Candace.Bankovich@hhgregg.com; c/o Morgan Lewis & Bockius, LLP, 101 Park Avenue, New York, NY 10178; Attn. Neil Herman, Email: neil.herman@morganlewis.com and Malfitano Advisors, LLC, 747 Third Ave., 2nd Floor, New York, NY 10017, Attn. Joseph Malfitano, Email: jm@malfitanopartners.com; (b) To Consultant: Tiger Capital Group, LLC, 60 State Street, 11th Floor, Boston, MA 02109, Attn: Michael McGrail, Email: mmcgrail@tigergroup.com, and Jack Rapp, Email: jrapp@tigergroup.com; Great American Group, LLC, 21255 Burbank Blvd., Suite 400, Woodland Hills, CA 9136, Attn: Andrew Gumaer, Email: agumaer@greatamerican.com, and Scott Carpenter, Email: scarpenter@greatamerican.com, with a copy to (which shall not constitute service) DiConza Traurig Kadish, LLC, 630 Third Avenue – 7th Floor, New York, NY 10017, Attn: Maura I. Russell, Email: mrussell@dtklawgroup.com ; or (c) such other address as may be designated in writing by Merchant or Consultant.

Section 14.    Independent Consultant

Consultant’s relationship to Merchant is that of an independent contractor without the capacity to bind Merchant in any respect. No employer/employee, principal/agent, joint venture or other such relationship is created by this Agreement. Merchant shall have no control over the hours that Consultant or its employees or assistants or the Supervisors work or the means or manner in which the services that will be provided are performed and Consultant is not authorized to enter into any contracts or agreements on behalf of Merchant or to otherwise create any obligations of Merchant to third parties, unless authorized in writing to do so by Merchant.

Section 15.    Non-Assignment

Neither this Agreement nor any of the rights hereunder may be transferred or assigned by either Party without the prior written consent of the other Party. No modification, amendment or waiver of any of the provisions contained in this Agreement, or any future representation, promise or condition in connection with the subject matter of this Agreement, shall be binding upon any Party to this Agreement unless made in writing and signed by a duly authorized representative or agent of such Party. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors and permitted assigns.

Section 16.    Severability

If any term or provision of this Agreement, as applied to either Party or any circumstance, for any reason shall be declared by a court of competent jurisdiction to be invalid, illegal, unenforceable, inoperative or otherwise ineffective, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. If the surviving portions of the Agreement fail to retain the essential understanding of the Parties, the Agreement may be terminated by mutual consent of the Parties.

Section 17.    Governing Law, Venue, Jurisdiction and Jury Waiver

This Agreement, and its validity, construction and effect, shall be governed by and enforced in accordance with the internal laws of the State of Indiana (without reference to the conflicts of laws provisions therein). Merchant and Consultant waive their respective rights to trial by jury of any cause of action, claim, counterclaim or cross-complaint in any action, proceeding and/or hearing brought by either Consultant against Merchant or Merchant against Consultant on any matter whatsoever arising out of, or in any way connected with, this Agreement, the relationship between Merchant and Consultant, any claim of injury or damage or the enforcement of any remedy under any law, statute or regulation, emergency or otherwise, now or hereafter in effect.

Section 18.    Entire Agreement

This Agreement, together with all additional schedules and exhibits attached hereto, constitutes a single, integrated written contract expressing the entire agreement of the Parties concerning the subject matter hereof. No covenants, agreements, representations or warranties of any kind whatsoever have been made by any Party except as specifically set forth in this Agreement. All prior agreements, discussions and negotiations are entirely superseded by this Agreement.

Section 19.    Execution

This Agreement may be executed simultaneously in counterparts (including by means of electronic mail, facsimile or portable document format (pdf) signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. This Agreement, and any amendments hereto, to the extent signed and delivered by means of electronic mail, a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original thereof and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 20.    Bankruptcy

Merchant shall promptly file a motion to approve this Agreement and utilize its best efforts to ensure that such motion is approved by an order (the “Approval Order”) that provides, among other things, as follows: (i) approval of this Agreement; (ii) the payment of all fees and reimbursement of expenses hereunder to Consultant is approved without further order of the court and shall be free and clear of all liens, claims and encumbrances; (iii) all such payments of fees and reimbursement of expenses shall be made on a weekly basis without further order of the Bankruptcy Court and otherwise in accordance with this Agreement; (iv) approval of the transaction contemplated hereby; (v) authorizing the Sale without the necessity of complying with state and local rules, laws, ordinances and regulations, including, without limitation, permitting and licensing requirements, that could otherwise govern the Sale; (vi) authorizing the Sale notwithstanding restrictions in leases, reciprocal easement agreements or other contracts that purport to restrict the Sale or the necessity of obtaining any third party consents; (vii) authorizing the sale of Additional Agent Goods as provided for herein; (viii) notwithstanding any waiver of Section 506(c) that has been obtained or that may be obtained through any order of the Bankruptcy Court, Wells Fargo Bank, National Association, as administrative and collateral agent (in its capacity as such, the “Prepetition Agent”), Wells Fargo Capital Finance, LLC, and J.P. Morgan Securities LLC, as joint lead arrangers and joint bookrunners, J.P. Morgan Chase Bank, N.A., as syndication agent, KeyBank National Association, Regions Bank and SunTrust Bank, as co-documentation agents, and the lenders party thereto from time to time (the “Prepetition Secured Lenders,” and together with the  Prepetition Agent, the “Prepetition Secured Parties”), and/or (b) Wells Fargo Bank, National Association, as administrative agent and collateral agent (in such capacities, collectively, the “DIP Agent”), GACP Finance Co., LLC, as FILO Agent, the Revolving Lenders named therein, and the FILO Lenders named therein (the Revolving Lenders and FILO Lenders together, the “DIP Lenders” and, collectively with the DIP Agent and the FILO Agent, the “DIP Parties”, and together with the “Pre-Petition Secured Parties”, the “Lenders”) consent, as and where their interests lie, to a limited surcharge of their collateral solely to the extent of the aggregate fees and expense reimbursement due to the Consultant under this Agreement; and (ix) take all further actions as are necessary or appropriate to carry out the terms and conditions of this Agreement. In such event, any legal action, suit or proceeding arising in connection with this Agreement shall be submitted to the exclusive jurisdiction of the Bankruptcy Court having jurisdiction over Merchant, and each Party hereby waives any defenses or objections based on lack of jurisdiction, improper venue, and/or forum non conveniens. From and after entry of the Approval Order, Consultant shall conduct the Sale in accordance with the terms of the Approval Order in all material respects.

IN WITNESS WHEREOF, the Consultant and the Merchant hereby execute this Agreement by their duly authorized representatives as a sealed instrument as of the day and year first written above.

Tiger Capital Group, LLC

__/s/ Michael McGrail_________________
By: Michael McGrail
Its: COO

Great American Group, LLC

__/s/ Alan N. Forman____________________
By: Alan N. Forman
Its: EVP & GC

Gregg Appliances, Inc. on behalf of itself and its
subsidiaries and parent

__/s/ Candace Bankovich_____________________
By: Candace Bankovich
Its: VP, General Counsel